Exhibit 99.1

Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363

Benjamin Franklin Bancorp Reports Earnings for First Quarter of 2005

FRANKLIN, MASSACHUSETTS (April 20, 2005): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank, today reported net income of $331,000 for the quarter ended March 31, 2005. The quarter concluded prior to the completion of the Company’s stock offering and acquisition of Chart Bank, and does not reflect the effects of those transactions.

In the quarter ended March 31, 2005, total assets grew to $582.8 million, an increase of $111.3 million or 23.6% when compared to March 31, 2004. That growth was led by growth in the loan portfolio, which has increased by $91.8 million over the past year. Increases were achieved in nearly all loan categories including residential mortgage loans (up $61.6 million) and commercial real estate loans (up $23.7 million). The net balance of investment securities and short-term investments grew by $15.3 million year over year, consistent with the overall growth in the Company’s balance sheet. Funding the growth in loans and investments were increases in deposits, which rose by 5.9% year over year, and increases in borrowed funds and other liabilities, which have risen by 180.0% since March 31, 2004.

The decline in earnings to $331,000 from $454,000 in the year-earlier quarter was primarily the result of lower levels of fee income and higher operating expenses, offset in part by an increase in net interest income. Fee income declined by $201,000 to $493,000 for the quarter, the result of lower gains and fees earned on sales of fixed rate residential mortgage loans, and reduced service fee income earned on deposit accounts. Operating expenses rose by $337,000 to $3.5 million for the quarter. Nearly half of the increase was the result of increases in staffing levels over the past year, as the Company moved to convert to a stock institution, accomplish the acquisition of Chart Bank and make the staffing investments necessary to continue the growth of its loan portfolio.

Net interest income rose by $375,000 to $3.6 million for the first quarter of 2005 when compared to the year-earlier quarter. The increase in net interest income that resulted from the growth in interest earning assets and interest-bearing liabilities was offset in part by a narrowing of the Company’s net interest margin, which declined to 2.97% in the first quarter of 2005 from 3.06% in the year-earlier quarter. The compression in the margin was primarily the result of the rise in short and intermediate term market interest rates over the past year, coupled with the liability-sensitivity of the Company’s balance sheet for most of that period.

Benjamin Franklin completed its mutual-to-stock conversion and related stock offering with the issuance of 5,977,419 shares (including 400,000 shares issued to the Benjamin Franklin Bank Charitable Foundation) on April 4, 2005. An additional 2,511,479 shares were issued in connection with the acquisition of Chart Bank, which was consummated immediately following the stock conversion. The cash portion of the consideration paid to Chart Bank shareholders totaled $21,392,960 (net of amounts received by Chart Bank upon the exercise of stock options prior to the merger). The Company’s stock began trading on April 5, 2005, on the Nasdaq National Market, under the symbol “BFBC”. Total shares outstanding at present are 8,488,898.

Thomas R. Venables, President and Chief Executive Officer, commented that “We have built a dedicated and energetic team here at Benjamin Franklin, one poised to tackle the new opportunities and challenges that will come with being public and acquiring the operations of Chart Bank. We appreciate the support expressed by our depositors in the Company’s public offering, and we will work very hard to enhance shareholder value for them as we move forward.”

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, MHC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

ASSETS

	March 31,	December 31,	March 31,
	2005	2004	2004
	(Unaudited)		(Unaudited)

Cash and due from banks	$9,394	$8,691	$7,884
Short-term investments	59,618	5,513	24,590

Total cash and cash equivalents	69,012	14,204	32,474

Securities available for sale, at fair value	84,679	86,070	104,980
Securities held to maturity, at amortized cost	187	217	353
Restricted equity securities, at cost	6,975	6,975	6,222

Total securities	91,841	93,262	111,555

Loans:
Residential real estate mortgage loans	240,511	241,090	178,896
Commercial real estate	98,649	85,911	74,912
Construction	27,109	28,651	25,402
Commercial business	4,649	4,375	5,277
Consumer	25,632	25,370	20,643
Net deferred loan costs	1,169	1,148	813

Total Loans	397,719	386,545	305,943
Allowance for loan losses	(3,351)	(3,172)	(2,704)

Loans, net	394,368	383,373	303,239

Premises and equipment, net	11,194	11,147	11,303
Accrued interest receivable	1,592	1,490	1,334
Goodwill	4,248	4,248	4,248
Bank-owned life insurance	7,244	7,182	5,591
Other assets	3,292	2,487	1,793

	$582,791	$517,393	$471,537

LIABILITIES AND RETAINED EARNINGS

Deposits:
Regular savings	$96,438	$95,875	$98,215
Money market accounts	56,835	53,167	47,288
Now accounts	23,240	22,460	27,777
Demand deposit accounts	90,577	87,776	84,414
Time deposit accounts	147,643	137,221	134,088

Total Deposits	414,733	396,499	391,782

Short-term borrowings	—	4,250	—
Long-term debt	81,000	81,000	45,000
Other liabilities	56,258	4,316	4,018

Total liabilities	551,991	486,065	440,800

Retained earnings	33,327	32,997	31,762
Accumulated other comprehensive loss	(2,527)	(1,669)	(1,025)

Total retained earnings	30,800	31,328	30,737

	$582,791	$517,393	$471,537

BENJAMIN FRANKLIN BANCORP, MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	Quarter Ended March 31,
	2005	2004
	(Unaudited)
Interest and dividend income	$5,714	$4,861
Interest expense	2,085	1,607

Net interest income	3,629	3,254

Provision for loan losses	168	170

Net interest income, after provision for loan losses	3,461	3,084

Other income (charges):
Deposit service fees	207	254
Loan servicing fees	72	145
Gain on sale of loans, net	15	66
Gain (loss) on sales of securities, net	0	9
Income from bank-owned life insurance	59	48
Miscellaneous	140	172

Total other income	493	694

Operating expenses:
Salaries and employee benefits	2,014	1,851
Occupancy and equipment	440	379
Data processing	337	336
Professional fees	129	65
Other general and administrative	544	496

Total operating expenses	3,464	3,127

Income before income taxes	490	650

Provision for income taxes	159	196

Net income	$331	$454

BENJAMIN FRANKLIN BANCORP, MHC. AND SUBSIDIARIES
Financial Ratios

	For the Quarters
	Ended March 31,
	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.25%	0.39%
Return on equity (ratio of net income to average equity)	4.25%	6.08%
Average interest rate spread (1)	2.55%	2.70%
Net interest margin (2)	2.97%	3.06%
Efficiency ratio (3)	83.24%	79.76%
Non-interest expense to average total assets	2.64%	2.72%
Average interest-earning assets to average interest-bearing liabilities	124.68%	124.01%

Asset Quality Ratios:
Non-performing assets to total assets	0.06%	0.09%
Non-performing loans to total loans	0.09%	0.14%
Allowance for loan losses to non-performing loans	972.08%	627.47%
Allowance for loan losses to total loans	0.85%	0.89%

Capital Ratios:
Equity to total assets at end of period	5.28%	6.52%
Average equity to average assets	5.95%	6.49%
Risk-based capital ratio (bank only)	11.51%	13.15%

Other Data:
Number of full service offices	6	6

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent on average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, MHC AND SUBSIDIARIES
Analysis of Net Interest Income

	Three Months Ended March 31, 2005
	Average
	Outstanding
	Balance	Interest	Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$388,346	$4,892	5.11%
Investment securities	91,636	729	3.23%
Short-term investments	16,115	94	2.36%

Total interest-earning assets	496,097	5,714	4.67%
Non-interest-earning assets	35,717

Total assets	$531,814

Interest-bearing liabilities:
Savings deposits	$95,036	116	0.50%
Money market	$57,267	210	1.49%
NOW accounts	22,081	9	0.16%
Certificates of deposits	142,409	897	2.55%

Total deposits	316,793	1,232	1.58%
Short-term borrowings	112	1	2.59%
Long-term debt	81,000	853	4.27%

Total interest-bearing liabilities	397,905	2,085	2.13%
Non-interest bearing liabilities	102,270

Total liabilities	500,175
Equity	31,639

Total liabilities and equity	$531,814

Net interest income		$3,629

Net interest rate spread (2)			2.55%
Net interest-earning assets (3)	$98,192

Net interest margin (4)			2.97%
Average interest-earning assets to interest-bearing liabilities			124.68%

BENJAMIN FRANKLIN BANCORP, MHC AND SUBSIDIARIES
Analysis of Net Interest Income

	Three Months Ended March 31, 2004
	Average
	Outstanding
	Balance	Interest	Yield/Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$293,997	$3,916	5.36%
Investment securities	110,710	895	3.25%
Short-term investments	22,486	50	0.89%

Total interest-earning assets	427,192	4,861	4.58%
Non-interest-earning assets	35,259

Total assets	$462,451

Interest-bearing liabilities:
Savings deposits	$96,698	119	0.50%
Money market	$51,227	103	0.81%
NOW accounts	23,327	9	0.15%
Certificates of deposits	128,230	811	2.54%

Total deposits	299,481	1,042	1.40%
Short-term borrowings	0	0	0.00%
Long-term debt	45,000	565	5.05%

Total interest-bearing liabilities	344,481	1,607	1.88%
Non-interest bearing liabilities	87,956

Total liabilities	432,438
Equity	30,014

Total liabilities and equity	$462,451

Net interest income		$3,254

Net interest rate spread (2)			2.70%
Net interest-earning assets (3)	$82,711

Net interest margin (4)			3.06%
Average interest-earning assets to interest-bearing liabilities			124.01%

(1)	Yields and rates for the three months ended March 31, 2005 and 2004 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.